Exhibit 99.1

Kerr-McGee Board Names Dave Hager Chief Operating Officer

Board also Names Three New Corporate Officers as Part of Succession Planning

Oklahoma City, July 18, 2005 – The board of directors of Kerr-McGee Corp. (NYSE: KMG) named David A. Hager chief operating officer, effective July 12, 2005.  In this new position, Hager continues to lead the company’s worldwide exploration and production business, including operations, business development and services, environmental, health and safety, and supply-chain initiatives.

“Dave is a strong, visionary leader, with the business expertise and industry knowledge to guide the future growth of our oil and gas business,” said Luke R. Corbett, Kerr-McGee chairman and chief executive officer.  “He was instrumental in the development of our balanced exploration and production strategy and his focus on creating value for stockholders will be invaluable as we become a pure-play exploration and production company.  Dave’s promotion is part of the board’s ongoing succession planning efforts to ensure we have the right people in place to continue our success.”

The board of directors also appointed three new corporate officers as part of its succession planning and management development.

•                                          Richard C. Buterbaugh has been named vice president of corporate planning, responsible for strategic corporate planning, investor relations, corporate communications and government relations.

•                                          Al Harris has been promoted to vice president and chief information officer, responsible for all aspects of information technology for the company.

•                                          Charles A. Meloy has been named vice president of exploration and production, responsible for worldwide oil and natural gas exploration and production.

“Rick, Al and Chuck are proven leaders in our company, and they will add further value in their new positions as corporate officers,” said Corbett.  “These appointments are consistent with our efforts to broaden the expertise of key employees to ensure we have a qualified pool of candidates for future succession opportunities.”

Hager has more than 25 years of experience in the oil and gas industry.  He began his career in 1979 as a geophysicist with Mobil Corp., and joined Sun Oil Co. (predecessor of Oryx Energy Co.) in 1981.  He joined Kerr-McGee as vice president of Gulf of Mexico operations following the company’s merger with Oryx in 1999.  He held positions of increasing responsibility, including vice president of international operations, vice president of worldwide deepwater exploration and production, vice president of Gulf of Mexico and worldwide deepwater exploration and production, and vice president of exploration and production.  He was promoted to senior vice president responsible for oil and gas exploration and production in 2003.  He has a bachelor’s degree in geophysics from Purdue University and a master’s degree in business administration from Southern Methodist University.

Buterbaugh, who has more than 28 years of experience, started his career with Chevron U.S.A., Inc.  He was an investment analyst for Freeport-McMoran, Inc. from 1980 to 1988.  He served as manager of capital markets for US West until joining Kerr-McGee in 1989 as staff director of corporate business development.  In 1996, he was promoted to director of investor relations.  He was named vice president of investor relations in 1998.  He holds a bachelor’s degree in accounting and economics from the University of Colorado.

Harris joined Sun Oil Co. in 1982 as an application and system support analyst for international exploration and production.  He served in positions of increasing responsibility with Oryx and joined Kerr-McGee in 1999 when the company merged with Oryx.  He was promoted to director of information management and technology (IM&T) for oil and gas and then to director of IM&T.  In 2003, he was named vice president of IM&T.  He has a bachelor’s degree in architecture and environmental design from the University of Texas at Arlington.

Meloy began his career with Sun Oil Co. in 1982 as a production engineer.  He held various positions with Oryx prior to joining Kerr-McGee in 1999 as director of Gulf of Mexico deepwater development.  He has served as vice president of Gulf of Mexico deepwater, vice president and managing director of Kerr-McGee North Sea (U.K.) Limited, and vice president of Gulf of Mexico exploration, production and development.  He holds a bachelor’s degree in chemical engineering from Texas A&M University.

Kerr-McGee is an Oklahoma City-based energy and inorganic chemical company with worldwide operations and assets of more than $14 billion.  For more information on the company, visit www.kerr-mcgee.com.

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Media contacts:	Debbie Schramm	John Christiansen
	Direct: 405-270-2877	Direct: 405-270-3995
	Cell: 405-830-6937	Cell: 405-406-6574
	dschramm@kmg.com	jchristiansen@kmg.com

Investor contact:	Rick Buterbaugh
Direct: 405-270-3561

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